Exhibit 99.1


NEWS RELEASE
                                                                         CONTACT
                                                                 David E. Bosher
                                                      Vice President & Treasurer
                                                                  (804) 287-5685

             CADMUS COMMUNICATIONS CORPORATION ANNOUNCES FISCAL 1997
                       FOURTH QUARTER AND YEAR-END RESULTS

RICHMOND,  VA, July 31, 1997 -- Cadmus  Communications  Corporation (NASDAQ NMS:
CDMS) today reported net sales of $96.8 million for the quarter ended June 30, 1997, an increase of 5% over net sales of $91.8 million for the quarter ended June 30, 1996. As expected, fourth quarter operating results were adversely impacted by a one-time restructuring charge, previously announced on April 23, 1997, of $12.9 million ($19.9 million pre-tax) or $1.61 per share. Fourth quarter profits before the restructuring charge were $2.0 million, or $.25 per share, up 33% from last year's fourth quarter net income of $1.5 million, or $.19 per share. After the restructuring charge, the Company experienced a net loss of $10.9 million, or $1.36 per share. There were 8,027,000 average outstanding shares for the fourth quarters of fiscal 1997 and fiscal 1996.

For the fourth quarter,  the Company's two business groups performed as follows:
Periodicals Group sales rose 15% due to the inclusion of Lancaster Press, Inc., acquired in May, 1996, and continued growth in base journal services revenues. Periodicals Group operating margins improved significantly due to the successful integration of Lancaster, continued margin expansion from other journal facilities, and continued operating margin improvement from magazine operations. In the Marketing Communications Group, sales were flat compared to the fourth quarter of fiscal 1996. Financial communications, packaging and promotional, and direct marketing operations each registered strong gains in sales along with improvement in operating income. However, these gains were offset by weak results from the Company's point-of-purchase, technology solutions, and custom publishing operations, along with continued losses from the recently closed Long Beach-based direct marketing and Atlanta-based interactive businesses.

Cash flow (before debt activities) continued its strong trend in the fourth quarter as the Company generated positive cash flow of $3.1 million excluding cash payments related to the restructuring and share repurchases. As a result, the Company reduced its total debt to $96.1 million from $99.4 million at March 31, 1997. For the year, cash flow totaled $14.5 million and total debt declined $14.0 million from $110.1 million at June 30, 1996.

C. Stephenson Gillispie, Jr., chairman, president and chief executive officer, stated, "We are pleased with our fourth quarter results, which were in-line with our expectations. In addition, we are pleased with the progress we have made effecting our restructuring. These restructuring actions have substantially reduced our cost structure and have eliminated under-performing businesses which have adversely affected our financial results. The superb performance from our journal services, financial communications, and packaging and promotional businesses, combined with an improved cost structure, position Cadmus for improvement in profitability throughout fiscal 1998."


                                     -more-

In connection with its previously announced restructuring, the Company has closed its Baltimore promotional printing facility, closed its Long Beach-based direct marketing agency, closed its Atlanta-based interactive division, consolidated certain journal fulfillment and distribution operations, and reduced personnel and costs in its magazine, point-of-sale, and technology solutions businesses. Cash payments associated with the restructuring will total approximately $6.4 million and will be incurred primarily in calendar 1997. The remainder of the restructuring charge relates to non-cash items, including the write-down of certain operating assets, investments in non-core businesses and other intangible assets.

For the fiscal year ended June 30, 1997, sales rose 14% to $384.9 million from $336.7 million in fiscal 1996. Cadmus profits before the restructuring charge were $7.9 million, or $.98 per share, representing a 22% increase over 1996 income before extraordinary item of $6.5 million, or $.87 per share. After the restructuring charge, the net loss for fiscal 1997 was $5.0 million, or $.63 per share, compared to net income of $5.7 million, or $.76 for fiscal 1996. Average outstanding shares were 8,035,000 and 7,495,000 for 1997 and 1996, respectively.

Cadmus Communications Corporation is an integrated communications company offering a broad range of periodicals, marketing and graphic communications solutions. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.


         --------------------------------------------------------------



"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the timing of significant orders received from customers, (4) a successful relocation of the Company's Charlotte manufacturing facilities, (5) seasonal changes in the demand for the Company's products, (6) continued success in the implementation of the restructuring and re-alignment, and (7) changes in the Company's product sales mix.



                     **(See attached financial highlights)**


               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended                    Years Ended
                                                                 June 30,                           June 30,
                                                        ---------------------------        ---------------------------
                                                           1997            1996               1997           1996
                                                         ----------      -----------        ----------     -----------

Net sales                                               $   96,770      $   91,785         $  384,942     $  336,655
                                                         ----------      -----------        ----------     -----------

Operating expenses:
    Cost of sales                                           75,301          70,617            299,525        259,086
    Selling and administrative                              15,919          16,793             63,123         61,204
    Restructuring charge                                    19,949             ---             19,699            ---
                                                         ----------      -----------        ----------     -----------
                                                           111,169          87,410            382,347        320,290
                                                         ----------      -----------        ----------     -----------

Operating income (loss)                                    (14,399)          4,375              2,595         16,365

Interest and other expenses:
    Interest                                                 1,798           1,372              7,788          5,144
    Other, net                                                 501             672              1,928            813
                                                         ----------      -----------        ----------     -----------
                                                             2,299           2,044              9,716          5,957
                                                         ----------      -----------        ----------     -----------
Income (loss) before income taxes and
   extraordinary item                                      (16,698)          2,331             (7,121)        10,408

Income tax expense (benefit)                                (5,785)            833             (2,098)         3,904
                                                         ----------      -----------        ----------     -----------

Income (loss) before extraordinary item                    (10,913)          1,498             (5,023)         6,504

Extraordinary loss on early extinguishment
   of debt (net of income tax benefit of $487)                 ---             ---                ---           (795)
                                                         ----------      -----------        ----------     -----------

Net income (loss)                                       $  (10,913)     $    1,498         $   (5,023)    $    5,709
                                                         ==========      ===========        ==========     ===========


Earnings per share:

    Income (loss) before extraordinary item             $    (1.36)     $    .19           $     (.63)    $      .87

    Extraordinary loss on early
      extinguishment of debt, net of taxes                     ---             ---                ---           (.11)
                                                         ----------      -----------        ----------     -----------

    Net income per share                                $    (1.36)     $    .19           $     (.63)    $      .76
                                                         ==========      ===========        ==========     ===========

Weighted average common shares
    outstanding                                              8,027           8,027              8,035          7,495
                                                         ==========      ===========        ==========
                                                                                                           ===========

Cash dividends per common share                         $      .05      $      .05         $      .20     $      .20
                                                         ==========      ===========        ==========     ===========